UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934
Date of Report (Date of the earliest event reported): January 31, 2011
Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	001-14956 (Commission File Number)	98-0448205 (I.R.S Employer Identification No.)
7150 Mississauga Road,
Mississauga, Ontario,
Canada L5N 8M5
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (905) 286-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On January 31, 2011, Biovail International S.à.r.l., a Luxembourg corporation and wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (“Purchaser”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) to purchase all of the issued and outstanding stock of PharmaSwiss SA, a Swiss corporation (“PharmaSwiss”), from the stockholders of PharmaSwiss (the “Sellers”).
The aggregate consideration payable by Purchaser with respect to all of the issued and outstanding stock of PharmaSwiss is EUR 350,000,000 (the “Closing Consideration”), plus up to an additional EUR 30,000,000 in contingent payments if certain net sales milestones of PharmaSwiss are achieved for the calendar year ended 2011. The Closing Consideration is also subject to a working capital adjustment.
Representations, Warranties and Covenants
The Stock Purchase Agreement contains customary representations, warranties and covenants. The representations and warranties generally survive the closing until May 31, 2012. At the closing, EUR17,500,000 of the Closing Consideration will be delivered into an indemnification escrow and will be available to compensate the Purchaser for damages it incurs as a result of breaches of certain of the representations, warranties and covenants set forth in the Stock Purchase Agreement.
Conditions to Closing
Each party’s obligation to close the transactions contemplated by the Stock Purchase Agreement is subject to customary closing conditions, including applicable governmental or regulatory requirements.
Termination
The Stock Purchase Agreement contains certain termination rights for both Purchaser and the Sellers, including in the event that the closing of the transactions contemplated by the Stock Purchase Agreement is not consummated by July 31, 2011.

Item 8.01	Other Events.
On February 1, 2011, Valeant Pharmaceuticals International, Inc. issued a press release announcing entry into the Stock Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated February 1, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
Date: February 1, 2011	By:	/s/ Philip W. Loberg, Jr.
Philip W. Loberg, Jr.
Executive Vice President, Interim Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated February 1, 2011